Exhibit 99.1

PRESS RELEASE

AH REALTY TRUST REPORTS THIRD QUARTER 2026 RESULTS

GAAP Net Loss of $0.07 Per Diluted Share for the Third Quarter

FFO, As Adjusted of $0.16 Per Diluted Share for the Third Quarter

Raises Full Year 2026 FFO, As Adjusted Guidance to $0.57 to $0.59 Per Diluted Share

Office Same Store NOI Growth of 5.2% (Cash)
Positive Office New Lease Spreads of 22.8% (GAAP) and 23.3% (Cash)

Retail Same Store NOI Growth of 6.8% (Cash)
Positive Retail Renewal Spreads of 11.6% (GAAP) and 5.8% (Cash)

VIRGINIA BEACH, VA, November 2, 2026 – AH Realty Trust (NYSE: AHRT) today announced its results for the quarter ended September 30, 2026 and provided an update on current events and earnings guidance.

Third Quarter and Recent Highlights:

•Raised full-year 2026 FFO, as Adjusted by 11.5% from original guidance to $0.57 to $0.59 per diluted share, driven by continued NOI growth across the retail and mixed-use office portfolio, debt paydowns from closing the Multifamily Portfolio Sale First Closing sooner than anticipated, and the accretive impact of the Company's share repurchase activity. Portfolio performance was highlighted by:
◦Better than anticipated office leasing activity and spreads
◦Sooner than expected retail tenant openings and rent commencements
◦Higher than anticipated percentage rent from retail tenants
◦OpEx savings resulting from successful real estate tax appeals
◦Lower than anticipated bad debt

•On October 28, 2026, the Company refinanced the loan secured by the Constellation Energy Building, extending the maturity date to October 28, 2029.

•On October 28, 2026, the Company recast its credit facilities, including the M&T term loan facility and the TD Bank term loan facility, which is now comprised of the following: a $150.0 million revolving credit facility with a 5 year maturity, a $200.0 million term loan with a 4 year maturity, and a $200.0 million term loan with a 5 year maturity. As part of the recast, we reduced the borrowing capacity of the revolving credit facility to better align its capacity with our anticipated business and liquidity needs. The Company also entered into a $100.0 million term loan with a 7 year term. The recast credit facility includes an accordion feature that allows the total commitments to be increased to $1.0 billion, subject to certain conditions, including obtaining commitments from any one or more lenders. The recasting is intended to simplify the Company's capital structure and extend maturities. The terms and covenants remain materially similar to those in the previous facilities.

•On October 30, 2026, the Company sold The Everly and Solis Gainesville II multifamily assets, for a purchase price of $95.5 million.

•On October 29, 2026, the Solis Kennesaw real estate financing investment was fully redeemed for $15.7 million.

“With the transformation of AH Realty Trust now substantially complete, we are a simpler, stronger company, and our third quarter results reflect that,” said Shawn Tibbetts, Chairman, President and Chief Executive Officer. “Our retail and mixed-use office portfolio continues to perform ahead of our expectations, with same store cash NOI up 6.8% in retail and 5.2% in office. We have also reduced debt by nearly $500 million this year and recast our credit facility, giving us a stronger, more flexible balance sheet with no material maturities until 2029. Given that performance and our visibility into the coming quarters, we are again raising our full-year guidance. As we enter 2027, our focus is on driving organic NOI growth from the portfolio we own today, where meaningful upside is already embedded.”

Third Quarter and Recent Highlights Continued:

•During the quarter ended September 30, 2026, the Company repurchased 0.8 million shares of common stock for $4.9 million at an average cost of $6.25 per share, bringing the total for the year to 6.4 million shares repurchased for a total cost of $38.2 million, at an average cost of $5.96 per share.

•Net loss available to common stockholders and OP Unitholders of $6.6 million, or $0.07 per diluted share, compared to net loss available to common stockholders and OP Unitholders of $3.6 million, or $0.04 per diluted share, for the three months ended September 30, 2025.

•Funds from operations available to common stockholders and OP Unitholders ("FFO") of $15.2 million, or $0.16 per diluted share, compared to $20.2 million, or $0.20 per diluted share, for the three months ended September 30, 2025. See "Non-GAAP Financial Measures."

•FFO, As Adjusted available to common stockholders and OP Unitholders ("FFO, As Adjusted") of $15.3 million, or $0.16 per diluted share, compared to $17.0 million, or $0.17 per diluted share, for the three months ended September 30, 2025. See "Non-GAAP Financial Measures."

•As of September 30, 2026, weighted average stabilized portfolio leased occupancy was 95.7%. Retail leased occupancy was 95.0% and office leased occupancy was 96.6%.

•As of September 30, 2026, weighted average stabilized portfolio economic occupancy was 90.3%. Retail economic occupancy increased 0.1% to 91.0%, reducing the spread to leased occupancy by 0.3%. Office economic occupancy was 89.6%.

•Executed 14 retail lease renewals and 2 new leases during the third quarter for an aggregate of 86,803 net rentable square feet. Positive spreads on both new leases and renewals:
◦New leasing spreads of 27.5% (GAAP) and 16.5% (Cash).
◦Renewal leasing spreads of 11.6% (GAAP) and 5.8% (Cash).

•Executed 2 office lease renewals and 4 new leases during the third quarter for an aggregate of 29,574 net rentable square feet. Positive spreads on both new leases and renewals.
◦New leasing spreads of 22.8% (GAAP) and 23.3% (Cash).
◦Renewal leasing spreads of 12.4% (GAAP) and 1.5% (Cash).

•Same Store Net Operating Income ("NOI") on a cash basis increased 6.8% for the retail segment and 5.2% for the office segment compared to the quarter ended September 30, 2025.

•During the third quarter of 2026, unrealized losses on non-designated interest rate derivatives that negatively affected FFO were $0.9 million. As of September 30, 2026, the value of the Company’s entire interest rate derivative portfolio, net of unrealized losses, was $5.4 million.

Financial Results

Net loss available to common stockholders and OP Unitholders for the third quarter of 2026 was $6.6 million compared to net loss available to common stockholders and OP Unitholders of $3.6 million for the third quarter of 2025. The period-over-period change was driven by a $2.1 million decrease in interest expense following $456.0 million of debt repayments in the second quarter (net of additional borrowings) with proceeds from the first closing of the multifamily portfolio sale (the "Multifamily Portfolio Sale First Closing"), partially offset by impairment recognized of $3.4 million in our multifamily portfolio, all of which was related to our Gainesville, GA assets.

FFO available to common stockholders and OP Unitholders for the third quarter of 2026 was $15.2 million compared to $20.2 million for the third quarter of 2025. The period-over-period decrease in FFO was primarily due to the $2.2 million decrease in real estate financing segment gross profit as a result of disposing of the majority of the portfolio, and Solis Kennesaw being placed on non-accrual status, and a $2.1 million decrease in general contracting and real estate services gross profit as a result of the disposition in the second quarter. There was also a $2.1 million decrease in interest expense, partially offset by an increase in stock compensation and information technology costs.

FFO, As Adjusted available to common stockholders and OP Unitholders for the third quarter of 2026 decreased to $15.3 million compared to $17.0 million for the third quarter of 2025. The year-over-year decrease in FFO, As Adjusted was primarily due to reduced termination fees in the current year and increased stock compensation and information technology costs, partially offset by decreased interest expense due to approximately $456.0 million of debt repayments (net of additional borrowings) as a result of the Multifamily Portfolio Sale First Closing in the second quarter.

Operating Performance

At the end of the third quarter of 2026, the Company’s retail and office weighted average stabilized operating property portfolio leased occupancy were 95.0% and 96.6%, respectively, and weighted average stabilized portfolio economic occupancy were 91.0% and 89.6%.

Balance Sheet and Financing Activity

As of September 30, 2026, the Company had $1.0 billion of total debt outstanding, including $19.0 million outstanding under its revolving credit facility. Total debt outstanding excludes GAAP adjustments and deferred financing costs. As of September 30, 2026, the Company’s debt was 61.4% fixed or economically hedged after considering interest rate swaps.

On October 28, 2026, the Company refinanced the non-recourse loan secured by the Constellation Energy Building, extending the maturity date to October 28, 2029, and simultaneously executed a swap to fix the rate at 6.36%.

On October 28, 2026, the Company recast its credit facilities, including the M&T term loan facility and the TD Bank term loan facility, and executed swaps to hedge the newly structured term loans at a weighted average rate of 4.93%. The recasting is intended to simplify the Company's capital structure and extend maturities. The terms and covenants remain materially similar to those in the previous facilities.

Following the dispositions of The Everly and Solis Gainesville II, the redemption of Solis Kennesaw, and the expected disposition of Greenside Apartments in November 2026, these new refinancing arrangements and swap agreements will result in an increase to 100% fixed or economically hedged debt.

Outlook

The Company raised its 2026 full-year FFO, As Adjusted guidance range to $0.57 to $0.59 per diluted share. The following table updates the Company's assumptions underpinning its full-year guidance. The Company's executive management will provide further details regarding its 2026 earnings guidance during tomorrow's webcast and conference call.

Full-year 2026 Guidance (1)	Expected Ranges
	Low	High
RETAIL NOI	$70.3M	$71.5M
OFFICE NOI	60.2M	61.4M
EQUITY METHOD INVESTMENT ("EMI") PROPERTY INCOME(2)	3.6M	4.0M
ACQUISITION NOI	0.0M	0.0M
TOTAL COMMERCIAL NOI	$134.1M	$136.9M

G&A EXPENSES	-20.0M	-19.0M
INTEREST EXPENSE	-55.6M	-54.6M
OTHER NOI(3)	8.0M	9.0M
PREFERRED STOCK DIVIDENDS	-11.5M	-11.5M

FUNDS FROM OPERATIONS, AS ADJUSTED ("FFO, AS ADJUSTED")(4)	$56.3M	$58.3M

FFO, AS ADJUSTED PER DILUTED SHARE	$0.57	$0.59

(1) Includes the following assumptions:
•Revised 2026 Same-Store NOI Cash growth ranges:
◦Retail 2.50% - 3.50%
◦Office 3.00% - 4.00%
•Disposition of the Multifamily Portfolio, with the exception of Smith's Landing
•Exit of the remaining Real Estate Financing Portfolio
•Remaining Secured Debt Paydowns of ~$57M with proceeds from the disposition of The Everly and expected disposition of Greenside
•Remaining Net Unsecured Debt Paydowns of ~$100M in 2026
•Includes Share Repurchases of 6.4M shares for $38.2M through September 30, 2026
•No Acquisitions in 2026
(2) Includes T. Rowe Price Global HQ. EMI property income is reflected as the property's NOI less interest expense, times the Company's ownership percentage (50%).
(3) Other income includes NOI from Smith's Landing and NOI from parking income.
(4) Ranges exclude certain items per the Company's FFO, As Adjusted definition. FFO, As Adjusted is a forward-looking, non-GAAP measure that presents the Company's projected Funds From Operations as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance, including: (i) estimated income and expenses associated with assets held for sale or under LOI; and (ii) estimates of certain non-recurring transaction costs. The Company presents FFO, As Adjusted to provide investors with a supplemental measure of the Company's anticipated operating performance following the completion of its announced strategic initiatives, but investors are cautioned against placing undue reliance on the Company's presentation of FFO, As Adjusted. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of FFO, As Adjusted or FFO, As Adjusted per diluted share to net income or net income per diluted share, the most directly comparable forward-looking GAAP financial measures, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of FFO, As Adjusted and FFO, As Adjusted per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties, and leasing statistics can be found in the Company’s supplemental financial package available on the Investors page at AHRealtyTrust.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, November 3, 2026 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The recorded webcast will be available through the Investors page of the Company’s website, AHRealtyTrust.com. To participate in the call, please dial (+1) 833 461 5787 (toll-free dial-in number) or (+1) 585 542 9983 (toll dial-in number). The conference ID is 984 437 291. A telephonic replay will be available shortly after the conclusion of the call through Tuesday, December 1, 2026. This replay may be accessed by dialing (+1) 833 309 1852 and providing passcode 984 437 291#. A replay of the webcast will also be available for 30 days beginning approximately two hours after the conclusion of the conference call.

About AH Realty Trust

AH Realty Trust is a pure-play, high-quality retail and mixed-use office REIT focused on identifying and realizing dominant market competitive advantages throughout the Sunbelt, mid-Atlantic and Southeast. Our company is primarily comprised of and focused on open-air shopping centers and mixed-use ecosystems within our markets.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, financing activities, as well as acquisitions, dispositions, and the Company’s financial outlook, guidance, and expectations. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and the Company may not be able to realize any forward-looking statement. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions, or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates, and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that FFO, As Adjusted is a more useful performance measure that excludes income or loss from discontinued operations related to general contracting and real estate services, multifamily, and real estate financing. Other equity REITs may not calculate FFO, As Adjusted in the same manner as we do, and, accordingly, our FFO, As Adjusted may not be comparable to such other REITs' FFO, As Adjusted.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as segment revenues less segment expenses. Segment revenues include rental revenues (base rent, expense reimbursements, termination fees, and other revenue) for our property segments. Segment expenses include rental expenses and real estate taxes for our property segments. NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s retail and office real estate businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO, and FFO, As Adjusted, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO, and FFO, As Adjusted has been included further in this release.

AH Realty Trust
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30, 2026	December 31, 2025
	(UNAUDITED)
ASSETS
Real estate investments:
Income producing property	$1,791,169	$1,801,279
Held for development	—	5,683
Construction in progress	13,109	13,028
	1,804,278	1,819,990
Accumulated depreciation	(436,065)	(410,565)
Net real estate investments	1,368,213	1,409,425
Real estate investments held for sale, net	—	4,800
Assets of discontinued operations held for sale	181,977	800,536
Cash and cash equivalents	27,215	40,743
Restricted cash	1,694	1,622
Accounts receivable, net	62,994	64,747
Notes receivable, net	7,866	—
Equity method investments	57,782	47,926
Operating lease right-of-use assets	22,430	22,610
Finance lease right-of-use assets	76,557	77,539
Acquired lease intangible assets	66,853	76,408
Other assets	43,593	50,154
Total Assets	$1,917,174	$2,596,510
LIABILITIES AND EQUITY
Indebtedness, net	$953,533	$1,283,987
Liabilities of discontinued operations held for sale	78,435	286,502
Accounts payable and accrued liabilities	30,665	36,810
Operating lease liabilities	31,073	31,198
Finance lease liabilities	85,451	84,835
Other liabilities	45,015	43,986
Total Liabilities	1,224,172	1,767,318
Total Equity	693,002	829,192
Total Liabilities and Equity	$1,917,174	$2,596,510

AH Realty Trust
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(Unaudited)
Revenues
Rental revenues	$52,323	$53,108	$157,188	$154,010
Total revenues	52,323	53,108	157,188	154,010

Expenses
Rental expenses	12,402	12,092	37,699	34,590
Real estate taxes	4,784	4,760	14,316	14,533
Depreciation and amortization	18,246	17,907	54,389	53,598
General and administrative expenses	5,167	4,154	14,885	15,529
Acquisition, development, and other pursuit costs	—	1	16	84
Impairment charges	—	295	1,894	295
Total expenses	40,599	39,209	123,199	118,629
Loss on real estate dispositions, net	—	—	(854)	—
Operating income	11,724	13,899	33,135	35,381
Interest income	277	71	573	563
Interest expense	(13,141)	(15,256)	(41,045)	(42,975)
Equity in income (loss) of unconsolidated real estate entities	193	38	770	(1,198)
Gain on consolidation of real estate entities	—	—	—	3,920
Loss on extinguishment of debt	—	(36)	(523)	(36)
Change in fair value of derivatives and other	477	(920)	2,439	(981)
Unrealized credit loss release (provision)	15	—	(81)	242
Other income (expense), net	188	—	204	(86)
Loss from continuing operations	(267)	(2,204)	(4,528)	(5,170)
Discontinued operations
(Loss) income from discontinued operations	(3,339)	1,657	(47,136)	6,620
Income tax (provision) benefit from discontinued operations	—	(192)	(3,359)	185
(Loss) income from discontinued operations, net of taxes	(3,339)	1,465	(50,495)	6,805

Net (loss) income	(3,606)	(739)	(55,023)	1,635
Net (income) loss available to noncontrolling interests in investment entities	(129)	51	(394)	131
Preferred stock dividends	(2,887)	(2,887)	(8,661)	(8,661)
Net loss available to common stockholders and OP Unitholders	$(6,622)	$(3,575)	$(64,078)	$(6,895)

AH Realty Trust
RECONCILIATION OF NET (LOSS) INCOME TO FFO & FFO, AS ADJUSTED
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(Unaudited)
Net loss available to common stockholders and OP Unitholders	$(6,622)	$(3,575)	$(64,078)	$(6,895)
Depreciation and amortization, net(1)	18,657	23,395	63,241	69,774
Gain on consolidation of real estate entities	—	—	—	(6,915)
Gain on operating real estate dispositions, net(2)	(251)	—	(16,868)	—
Impairment of real estate assets(3)	3,442	350	68,934	350
FFO available to common stockholders and OP Unitholders	$15,226	$20,170	$51,229	$56,314
FFO available to general contracting and real estate services	—	(2,240)	3,650	(4,004)
FFO available to multifamily	(342)	636	(3,284)	(1,750)
FFO available to real estate financing	435	(1,598)	(7,112)	(5,208)
FFO, As Adjusted available to common stockholders and OP Unitholders	$15,319	$16,968	$44,483	$45,352
Net loss available to common stockholders and OP Unitholders per diluted share and unit	$(0.07)	$(0.04)	$(0.65)	$(0.07)
FFO available to common stockholders and OP Unitholders per diluted share and unit	$0.16	$0.20	$0.52	$0.55
FFO, As Adjusted available to common stockholders and OP Unitholders per diluted share and unit	$0.16	$0.17	$0.45	$0.44
Weighted-average common shares and units - diluted	97,293	102,093	99,093	102,093
________________________________________

(1) The adjustment for depreciation and amortization excludes amortization of above and below-market ground lease assets. The adjustment for depreciation and amortization for the three and nine months ended September 30, 2026 excludes $0.2 million and $0.7 million, respectively, of depreciation attributable to our partners. The adjustment for depreciation and amortization for the three and nine months ended September 30, 2025 excludes $0.2 million and $0.7 million, respectively, of depreciation attributable to our partners.

(2) The adjustment for gain on operating real estate dispositions for the nine months ended September 30, 2026 excludes $0.2 million for the loss on the disposition of a non-operating parcel of undeveloped land under predevelopment. The adjustment for gain on operating real estate dispositions for the three and nine months ended September 30, 2026 includes the $2.2 million loss on disposition of the general contracting and real estate services business.

(3) Impairment recognized for the three months ended September 30, 2026 represents impairment of the multifamily properties Solis Gainesville II and The Everly. Impairment recognized for the nine months ended September 30, 2026 represents impairment related to (i) the multifamily assets, Greenside Apartments, The Everly, and Solis Gainesville II, (ii) the real estate financing investments Solis Kennesaw, Solis Peachtree, and Solis North Creek, and (iii) development projects that management has determined are no longer probable of execution and no longer intends to pursue.

AH Realty Trust
RECONCILIATION OF NET (LOSS) INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Retail Same Store (1)
Same Store NOI, Cash Basis	$16,950	$15,876	$50,097	$48,135
GAAP Adjustments (2)	446	1,294	2,759	3,682
Same Store NOI	17,396	17,170	52,856	51,817
Non-Same Store NOI (3)	397	1,031	462	1,493
Segment NOI	17,793	18,201	53,318	53,310

Office Same Store (4)
Same Store NOI, Cash Basis	13,635	12,961	40,363	38,539
GAAP Adjustments (2)	1,843	2,429	5,112	6,288
Same Store NOI	15,478	15,390	45,475	44,827
Non-Same Store NOI (3)	(157)	620	(88)	742
Segment NOI	15,321	16,010	45,387	45,569

Other NOI	2,023	2,045	6,468	6,008

Total Property NOI	35,137	36,256	105,173	104,887

Depreciation and amortization	(18,246)	(17,907)	(54,389)	(53,598)
General and administrative expenses	(5,167)	(4,154)	(14,885)	(15,529)
Acquisition, development, and other pursuit costs	—	(1)	(16)	(84)
Impairment charges	—	(295)	(1,894)	(295)
Loss on real estate dispositions, net	—	—	(854)	—
Interest income	277	71	573	563
Interest expense	(13,141)	(15,256)	(41,045)	(42,975)
Equity in income (loss) of unconsolidated real estate entities	193	38	770	(1,198)
Gain on consolidation of real estate entities	—	—	—	3,920
Loss on extinguishment of debt	—	(36)	(523)	(36)
Change in fair value of derivatives and other	477	(920)	2,439	(981)
Unrealized credit loss release (provision)	15	—	(81)	242
Other income (expense), net	188	—	204	(86)
Loss from continuing operations	(267)	(2,204)	(4,528)	(5,170)

Discontinued operations
(Loss) income from discontinued operations	(3,339)	1,657	(47,136)	6,620
Income tax (provision) benefit from discontinued operations	—	(192)	(3,359)	185
(Loss) income from discontinued operations, net of taxes	(3,339)	1,465	(50,495)	6,805

Net (loss) income	(3,606)	(739)	(55,023)	1,635
Net (income) loss available to noncontrolling interests in investment entities	(129)	51	(394)	131
Preferred stock dividends	(2,887)	(2,887)	(8,661)	(8,661)
Net loss available to common stockholders and OP Unitholders	$(6,622)	$(3,575)	$(64,078)	$(6,895)
________________________________________

(1) Retail same-store portfolio for the three and nine months ended September 30, 2026 and September 30, 2025 excludes Allied | Harbor Point Retail, Liberty Retail, Point Street Retail, The Edison Retail, and Chronicle Mill Retail, which were sold in May 2026 as part of the Multifamily Portfolio Sale First Closing. They also exclude Southern Post Retail, which reached stabilization in Q3 2026.

(2) GAAP Adjustments include adjustments for the net effects of straight-line rental revenues, the amortization of lease incentives and above/below market rents, the net effects of straight-line rental expenses, and ground rent expenses for finance leases.
(3) Includes expenses associated with the Company's in-house asset management division.
(4) Office same-store portfolio for the three and nine months ended September 30, 2026 and 2025 excludes Chronicle Mill Office, which was sold in May 2026 as part of the Multifamily Portfolio Sale First Closing, and Southern Post Office, which is not yet stabilized.

Contact:

Chelsea Forrest
AH Realty Trust
Executive Vice President of Investor Relations and Administration
Email: Chelsea.Forrest@AHRealtyTrust.com
Phone: (757) 612-4248